UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 21, 2015
Date of Report (Date of earliest event reported)

CASTLIGHT HEALTH, INC.
(Exact name of registrant as specified in its charter)
______________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-36330 (Commission File Number)	26-1989091 (I.R.S. Employer Identification Number)

______________________________________
Two Rincon Center
121 Spear Street, Suite 300
San Francisco, CA 94105
(Address of principal executive offices)

(415) 829-1400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 21, 2015, Castlight Health, Inc. (the “Company”) and 150 Spear Street, LLC, a Delaware limited liability company (the “Landlord”) entered into that certain Office Lease (the “Lease”), under which the Company will lease approximately 36,000 square feet at 150 Spear Street, San Francisco, California, in order to expand the Company’s office facilities. Approximately 13,000 square feet of this expansion space is currently occupied by the Company under a sublease, which will be replaced by the Lease. The Lease provides for phased commencement dates, with commencement of the first phase covering approximately 30,000 square feet (“Phase I”) anticipated to occur on July 1, 2015, and commencement of the remaining space (“Phase II”) anticipated to occur approximately eight months thereafter. The actual commencement dates are subject to timely delivery of the premises by the Landlord. The term of the Lease extends to June 30, 2021, with a five year renewal option. The rental payment obligation under the Lease is as follows:
Rent for Phase I:

Months of Lease Term	Monthly Installment of Base Rent
Months 1 - 12	$135,426.66
Months 13 - 24	$139,489.46
Months 25 - 36	$143,673.18
Months 37 - 48	$147,977.81
Months 49 - 60	$152,427.55
Months 61 - 72	$156,998.20

Rent for Phase II:

Months of Lease Term	Monthly Installment of Base Rent
Months 1 - 12	$34,127.33
Months 13 - 24	$35,151.15
Months 25 - 36	$36,205.44
Months 37 - 48	$37,290.21
Months 49 - 60	$38,411.53
Months 61 - 64	$39,563.33

Item 8.01 Other Events.

Castlight and United HealthCare Services, Inc., on behalf of itself and its affiliated companies, have agreed upon a process for how Castlight can obtain a customer’s plan information from United HealthCare to allow Castlight to provide its services to that customer. Castlight has begun to build the technology infrastructure to support this process and does not believe that this development will materially impact its financial results in 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Castlight Health Inc.
Date: May 22, 2015
By: /s/ John C. Doyle
John C. Doyle
Chief Financial Officer